EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MDRNA INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, a duly authorized officer of MDRNA Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify in accordance with the provisions of the DGCL as follows:

1. The name of the Corporation is MDRNA Inc. The Corporation was originally incorporated under the name Nastech Pharmaceutical Company Inc. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on September 23, 1983, and the Original Certificate was amended and restated in its entirety by the filing of a Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware on July 20, 2005.

2. This Certificate of Amendment amends the provisions of the Restated Certificate as set forth herein, and was adopted by the Corporation’s Board of Directors and authorized by a majority of the holders of the outstanding shares of common stock entitled to vote thereon at an annual meeting of stockholders pursuant to Section 242 of the DGCL.

3. Article FIRST of the Restated Certificate is hereby deleted and replaced in its entirety to read as follows:

“FIRST: The name of the Corporation is Marina Biotech, Inc.”

IN WITNESS WHEREOF, the undersigned, being the Secretary and Chief Financial Officer of the Corporation, does hereby execute this Certificate of Amendment as of July 21, 2010.

/s/ Peter S. Garcia
Name:	Peter S. Garcia
Title:	Secretary and Chief Financial Officer